NEWS RELEASE
PARSLEY ENERGY RELEASES ANNUAL CORPORATE RESPONSIBILITY REPORT
AUSTIN, Texas, September 1, 2020 – Parsley Energy, Inc. (NYSE: PE) (“Parsley” or the “Company”) today released its 2019 Corporate Responsibility Report. The report outlines Parsley’s commitment and approach to governance, environmental stewardship, health and safety, talent attraction and retention, and community engagement. The report can be found on the Company’s website at www.parsleyenergy.com/CRR.
“Reflecting on 2019, we are proud of our many accomplishments: publishing our inaugural Corporate Responsibility Report; reconstituting our Nominating and Governance Committee to include environmental and social oversight; establishing our Safety, Sustainability, and Corporate Responsibility Planning and Disclosure Committee; and finishing the year with strong operating results and well positioned for continued free cash flow generation in 2020. Our focus on ESG initiatives now applies to an expanded asset base after our acquisition of Jagged Peak Energy Inc. in January 2020 and these objectives have remained top of mind as we navigate the unexpected macro challenges we have seen this year,” said Matt Gallagher, President and CEO of Parsley.
Building off its inaugural report, Parsley’s 2019 Corporate Responsibility Report references both Sustainability Accounting Standards Board (SASB) and Global Reporting Initiative (GRI) standards. The 2019 Corporate Responsibility Report includes the following highlights and achievements:
•Less than 1.5% of the natural gas Parsley produced in the second quarter of 2020 was flared.
•Reduced Parsley’s 2019 scope 1 greenhouse gas emissions intensity by 14% (compared to 2018).
•More than 92% of Parsley’s production in 2019 flowed through facilities with a vapor recovery unit.
•In 2019, approximately 94% of Parsley’s produced water and 93% of Parsley’s oil production were transported on pipe, significantly reducing loading and transportation emissions from truck transport.
•Reduced Parsley’s 2019 total fluid spill rate by 39% (compared to 2018).
•Improved the Company’s total recordable incident rate for contractors and employees by 29% (compared to 2018).

About Parsley Energy, Inc.
Parsley Energy, Inc. is an independent oil and natural gas company focused on the acquisition, development, exploration, and production of unconventional oil and natural gas properties in the Permian Basin. For more information, visit the Company’s website at www.parsleyenergy.com.
Investor Contacts:
Kyle Rhodes
Vice President - Investor Relations
or
Dan Guill
Investor Relations Analyst

ir@parsleyenergy.com
(512) 505-5199
Media and Public Affairs Contacts:
Kate Zaykowski
Manager - Public Affairs and Corporate Communications
media@parsleyenergy.com
(512) 220-7100